Global Earth Energy, Inc.

Employment Agreement
FOR
CFO

Dear Mr. Gorman;

The following employment agreement between Global Wataire Inc. (The Company or GW) and Edmund Gorman outlines the terms of your contract as CFO of the company.

1) **Position:** You are re-appointed as CFO of the Company.
2) **Term:** The appointment shall be for a term of ~~Twenty-four~~ Fourty eight month (Four years) commencing as of 27 August day of August ~~200X~~ 2011.
3) **Compensation:** Annual compensation of US 150,000 annually, to be invoiced by you to the Company at the rate of S 12,500.00 monthly. This compensation rate will be reviewed annually by the Board of Directors, the first such review to occur within twelve months of the starting date.
4) **Options:** You will be entitled to participate in the company's stock option plan when grants are determined by the Board of Directors.
5) **Annual Bonus:** You will be entitled to a cash or stock bonus of up to 50% of your annual compensation if and when granted by the Board of Directors subject to the achievement of annual performance criteria as approved by the Board.
6) **Expense Reimbursement:** You will invoice the company periodically for you're out of pocket expenses such as travel, meals and entertainment and other such expenses related to the execution of your duties.
7) **Medical Expense Allowance:** You will be entitled to receive a payment of $7,500.00 annually as health and dental allowance.
8) **No Competion:** You agree that you will not compete competing with the company anywhere in the world for a period of two (2) years from the expiry or termination of your services.

9) **Duties:**
   a. Day to day financial management of the company
   b. Preparation of financial reports, forecasts, budgets etc. to ensure effective management and financial reporting
   c. Supervision of finance department staff
   d. Assure compliance with all regulatory authorities
   e. Liaison with auditors, Audit Committee, Compensation Committee, Board of Directors, Investors and financial institutions
   f. Any other duties as determined by the CEO

10) **Termination for any reason:** The Company shall have the right to terminate your contract at any time with a payment of twice your remaining compensation rate at the time of termination. These payments will be in the form of either cash or company stock or any combination thereof as determined by the Board of Directors at that time

11) **Termination by Employee:** The Employee shall provide a minimum of two (2) months' notice of his desire to terminate the contract.

Please sign this letter below to indicate your agreement with the above terms.

Yours truly, Global Earth Energy, Inc.

Sydney Harland President & CEO
Global Earth Energy, Inc.

Agreed this 5th day of December 2011.

Edmund Gorman, CFO
Global Earth Energy, Inc.